Exhibit 10.4

TRADEMARK LICENSE AGREEMENT
This Trademark License Agreement (the “Agreement”), effective as of June 30, 2014 (the “Effective Date”), is by and between The Timken Company (“Licensor”), an Ohio corporation, and TimkenSteel Corporation, an Ohio corporation (“Licensee”). In this Agreement, Licensor and Licensee are each referred to as a “Party” and together as the “Parties”.
RECITALS
A.    Licensee and Licensor are Parties to that certain Separation and Distribution Agreement dated as of the Effective Date (the “Separation Agreement”).
B.    Pursuant to the Separation Agreement, the Parties agreed to separate The Timken Company into two companies: (1) TimkenSteel Corporation (Licensee), which will own and conduct, directly and indirectly, the Steel Business (as defined in the Separation Agreement); and (2) The Timken Company (Licensor), which will continue to own and conduct, directly and indirectly, the Bearings Business (as defined in the Separation Agreement) (the “Separation”).
C.    The Steel Business historically used certain of the Licensed Marks in the conduct of the Steel Business, including, without limitation, the development, manufacture and sale of high quality steel.
D.    The Parties are entering into this Agreement to allow Licensee to use the Licensed Marks owned by Licensor as set forth in this Agreement and to avoid, to the extent possible, any potential trade or customer confusion that might otherwise arise as a result of such use by Licensee following the Effective Date.
In consideration of the foregoing and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE IDEFINITIONS
For purposes of this Agreement, the following terms have the meaning given them in this Article 1. Other capitalized terms have the meanings given them elsewhere in this Agreement.
1.1    “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by agreement or otherwise.
1.2    “Change of Control” means, with respect to a Party, the occurrence of any of the following events:
1.2.1    the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) (an “SEC Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 30% or more of either: (A) the then-outstanding shares of common stock of the Party or (B) the combined voting power of the then-outstanding voting securities of the Party entitled to

Exhibit 10.4

vote generally in the election of directors (“Voting Shares”); provided, however, that for purposes of this Section 1.2.1, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Party, (ii) any acquisition by the Party, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Party or any Subsidiary of the Party, or (iv) any acquisition by any SEC Person pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 1.2.3;
1.2.2    individuals who, as of the Effective Date, constitute the board of directors of the Party (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the board of directors of the Party; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Party’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Party in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an SEC Person other than the board of directors of the Party;
1.2.3    consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Party (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the shares of common stock of the Party and Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 66-2/3% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding Voting Shares, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Party or all or substantially all of the Party’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the shares of common stock of the Party and Voting Shares, as the case may be; (B) no SEC Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Party or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding Voting Shares of such entity except to the extent that such ownership existed prior to the Business Combination; and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Business Combination, or at the time of the action of the board of directors providing for such Business Combination; or
1.2.4    approval by the shareholders of the Party of a complete liquidation or dissolution of the Party.
1.3     “Identity Standards” means the guidelines agreed to by the Parties from time to time as described in Section 2.4.1, which Licensee shall follow when using the Licensed Marks.

Exhibit 10.4

1.4    “Insolvency Action” means (a) the institution of any case or proceedings to have a Party be adjudicated bankrupt or insolvent, (b) the institution of any case or proceedings under any applicable insolvency law with respect to a Party: (c) seeking relief for a Party under any law relating to relief from debts or the protection of debtors, (d) consenting to the filing or institution of bankruptcy or insolvency proceedings against a Party, (e) filing a petition seeking, or consenting to, relief with respect to a Party under any applicable federal or state law relating to bankruptcy or insolvency, (f) seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for a Party or all or any of the interests of a Party, or (g) a Party making any assignment for the benefit of creditors, admitting in writing the Party’s inability to pay its debts generally as they become due, or taking action in furtherance of any of the foregoing. Notwithstanding the foregoing, the commencement of a reorganization proceeding under Chapter 11 of the Bankruptcy Code, or otherwise taking steps to reorganize or restructure a Party’s business as a going concern, shall not constitute an “Insolvency Action.”
1.5    “Licensed Marks” means (a) the Timken word mark and the foreign language transliterations and foreign character equivalents of Timken shown on Schedule A (the “Timken Mark”) and (b) the TimkenSteel word mark, the design mark versions of TimkenSteel shown on Schedule A, and the foreign language transliterations and foreign character equivalents of TimkenSteel shown on Schedule A (the “TimkenSteel Mark”). If the Parties modify this Agreement to add additional Licensed Marks, they shall indicate on an amended Schedule A whether and in which respects Licensee’s use is exclusive or non-exclusive. For the avoidance of doubt, Licensor’s orange TIMKEN logo is not a Licensed Mark.
1.6    “Marketing Materials” means all advertising and marketing materials, including packaging, tags, labels, advertising, marketing, promotions, displays, display fixtures, instructions, technical sheets, user guides, data sheets, warranties, websites and other materials of any and all types, in any format or media, associated with products or services within the Steel Fields of Use that include any of the Licensed Marks.
1.7    “Person” means, except when used in connection with the definition of Change of Control (Section 1.2), any individual, entity, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, a company with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal representative, regulatory body or agency, government or governmental agency, authority or association or entity, however designated or constituted.
1.8    “Promotional Items” means items bearing any of the Licensed Marks which are sold or given away in connection with the promotion of products or services within the Steel Fields of Use or of Licensee’s corporate identity generally (e.g., pens, mugs, clothing, and comparable items).
1.9    “Steel Fields of Use” means the products and services described on Schedule C.
1.10    “Subsidiary” of any Person means another Person (a) in which the first Person owns, directly or indirectly, an amount of the voting securities, voting partnership interests or other voting ownership sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting securities, interests or ownership, a majority of the equity interests in such other Person), or (b) of which the first Person otherwise has the power to direct the management and policies. A Subsidiary may be owned directly or indirectly by such first Person or by another Subsidiary of such first Person.
1.11    “Territory” means the world.

Exhibit 10.4

1.12    “Trade Name” means a name under which a commercial enterprise operates to identify itself, including but a business name, company name, assumed name, fictitious name or d/b/a (doing business as).
ARTICLE 2

LICENSE
2.1    Scope of License. Subject to the terms and conditions of this Agreement, Licensor grants to Licensee a fully paid up right and license to use the Licensed Marks in the Territory during the Term in connection with manufacturing, distributing, importing, exporting, selling, reselling, supporting, advertising, promoting and marketing Licensee’s business and its products and services, all within the Steel Fields of Use, and all within the limitations described in the remainder of this Article 2 and the other terms and conditions of this Agreement. The license grant includes the limited right to sublicense in accordance with the terms of Section 4.2.2.
2.2    TimkenSteel Mark.
2.2.1    Uses. Licensee may use the TimkenSteel Mark:
(a)    as a trademark and service mark for the products and services within the Steel Fields of Use, including, in addition to use directly on or in connection with such products and services, use in Marketing Materials related to such products and services, provided, however, that:
(i)    in text, the mark shall always be presented as TimkenSteel, and not Timken Steel, notwithstanding that a design mark version of the TimkenSteel Mark licensed under this Agreement presents the words TIMKEN and STEEL on separate lines;
(ii)    in sentence case, TimkenSteel shall always be presented with an upper case T and an upper case S;
(iii)    the design mark versions of TimkenSteel shall always be used together with the TS triangle logo owned by Licensor, using any of the logo lockups as shown in Schedule B;
(iv)    Licensee shall not imprint or affix the TimkenSteel Mark on or to any Semi-finished Component (as defined on Schedule C) unless Licensee is reasonably assured that the mark will be completely removed as part of the further finishing process or otherwise prior to the component’s finished state of manufacture;
(b)    in Trade Names of Licensee and those of its Subsidiaries that both (i) operate primarily in one or more of the Steel Fields of Use, and (ii) do not operate in any Licensor Business as defined in Schedule F; including use on Promotional Items, displays, business cards, stationery and the like, but in any case subject to the provisions of Section 2.4.3; and
(c)    in the domain names listed in Schedule D.

Exhibit 10.4

2.2.2    Exclusivity. The license is exclusive for the TimkenSteel Mark. Licensee acknowledges, however, that it may not use the TimkenSteel Mark outside of the Steel Fields of Use.
2.3    Timken Mark.
2.3.1    Uses.
(a)    Licensee may use the Timken Mark:
(i)    as a trademark on tangible products (not services) in the Steel Fields of Use sold to Licensor and its Subsidiaries as directed by Licensor, imprinted alone or followed immediately by the word “steel” on the products or on labels or tags affixed to the products, but not on Marketing Materials, Promotional Items or other items, or in any other manner; and
(ii)    in the timkenalloysteel.com domain name, provided that Licensee may not present any content at such website, but shall ensure that this domain name, if used, resolves directly to the website at timkensteel.com.
(b)    For the avoidance of doubt, Licensee may not use the Timken Mark (except as naturally part of the word TimkenSteel) in its Trade Names or those of its Subsidiaries.
2.3.2    Non-exclusivity. The license to the Timken Mark is non-exclusive, except as provided in Section 2.7.
2.4    Usage.
2.4.1    Identity Standards. Licensee shall use the Licensed Marks in accordance with the Identity Standards and shall not use the Licensed Marks except in form, color, style and appearance reasonably consistent with the applicable Identity Standards. Either Party may request a change to the Identity Standards by addressing the request to the Governance Committee (referenced in Section 10.1). A request by Licensee for a change to the Identity Standards will be accepted by Licensor if the result of the change (a) is consistent with the provisions of this Agreement and (b) will not result in a likelihood of confusion with Licensor’s then current or reasonably contemplated identity standards.
2.4.2    Orange. In connection with any use by Licensee of any of the Licensed Marks and with respect to Licensee’s logos, marketing, communication and corporate identity tactics generally, Licensee may use the color orange only as an accent. As a guideline, “accent” is one or more small details which, taken in aggregate, are approximately 5% of any logo, brand communication, tactic or message. The color orange in photographs will not be considered in the foregoing percentage calculation provided the color is incidental or organic to the image. Licensee may use the color orange for personal protective equipment or other safety-related uses if customarily required and if a practical alternative option does not provide commensurate safety advantages, with respect to which this Section 2.4.2 will not apply.

Exhibit 10.4

2.4.3    General Business Reference Use.
(a)    Generally. Licensee shall not use the TimkenSteel Mark in a manner that associates or could reasonably be expected to associate the TimkenSteel Mark with products and services outside of the Steel Fields of Use, except if such use (i) is limited to General Business Reference Uses, and (ii) complies with the requirements of Section 2.4.3(c) and Section 2.4.3(d).
(b)    General Business Reference Uses. A “General Business Reference Use” means any of the following: (i) tradeshow displays that promote products and services outside of and within the Steel Fields of Use; (ii) Marketing Materials that feature all or a substantial portion of Licensee’s product and service portfolio as a means of informing customers and prospective customers that the featured products and services are manufactured or sold by Licensee; (iii) corporate level advertising that promotes all or a substantial portion of Licensee’s business, as opposed to specific items or categories of items of products and services; (iv) Trade Name use on products, product packaging and product labeling to the extent required under applicable law; and (v) use on business cards and stationery used by employees who market products and services both within and outside the Steel Fields of Use.
(c)    Restrictions on General Business Reference Uses. When using the TimkenSteel Mark in a General Business Reference Use, Licensee shall ensure that:
(i)    For uses involving products and services both outside and within the Steel Fields of Use: (A) the TimkenSteel Mark is featured no more prominently than in like proportion to the proportion that the products and services within of the Steel Fields of Use bear to the total presentation of all products and services, and (B) the products and services outside the Steel Fields of Use are separated, either physically or by creative layout, from products and services within the Steel Fields of Use;
(ii)    For Trade Name uses as contemplated in item (iv) of Section 2.4.3(b) in connection with products or services outside the Steel Fields of Use (but without limiting the applicability of Section 2.2.1(b)), the TimkenSteel Mark is limited in size to that which is necessary to communicate the intended message, which in any event may not exceed any minimum size required by law; and
(iii)    Products and services outside of the Steel Fields of Use are not portrayed in a manner that is likely to mislead a customer or prospective customer into believing that such products or services are within the Steel Fields of Use or otherwise branded with the TimkenSteel Mark.
(d)    Except for Trade Name uses as contemplated in items (iii) and (iv) of Section 2.4.3(b) (but without limiting the applicability of Section 2.2.1(b)), and then only in the minimum amount reasonably necessary, Licensee shall not use a Licensed Mark in a manner that associates or could reasonably be expected to associate the Licensed Mark with products and services in any Licensor Business.

Exhibit 10.4

2.4.4    Use with Generic Terms. Licensee may use the TimkenSteel Mark along with one or more generic terms, if such term is used in a generic, non-trademark manner (e.g. “TimkenSteel Manufacturing” or “TimkenSteel USA”), provided that such use (a) is in accordance with the terms and conditions of this Agreement and (b) is not deceptive and does not result in substantial instances of actual confusion with Licensor or third parties.
2.4.5    Brand Extension Marks. Licensee may develop and use in the Steel Fields of Use a trademark that is derivative of and includes the TimkenSteel Mark (e.g., TimkenSteel Plus) (a “Brand Extension Mark”), if, in Licensor’s reasonable judgment, Licensee’s use of the Brand Extension Mark: (a) will not infringe upon the rights of third parties in the jurisdictions in which Licensee intends to use the Brand Extension Mark; (b) will not result in a likelihood of confusion with any mark then being used by Licensor, and (c) is otherwise in accordance with the provisions of this Agreement. Licensee shall initiate a request to use any new Brand Extension Mark to the Governance Committee.
2.4.6    Co-branding. Except with the prior written consent of Licensor, Licensee shall not use any Licensed Mark (a) as part of a name or trademark or service mark of a product or service of a third party, or (b) as a trademark or service mark along with or in combination with the trademark or service mark of a third party in connection with Licensee’s products or services.
2.4.7    Notices. Licensee shall use the designations of “SM,” “TM,” and “®” in connection with the Licensed Marks in the manner directed by Licensor. To the extent required by applicable law or as reasonably requested by Licensor in furtherance of strengthening rights in the Licensed Marks, Licensee shall use the following notice, as may be amended from time to time by Licensor, on the Marketing Materials to identify licensed uses under this Agreement and the proprietary rights of Licensor: “TimkenSteel[®] is a [registered] trademark, used under license,” with the use or not of the ® symbol and the word “registered” dependent upon the registered status of the mark.
2.5    Related Provisions.
2.5.1    Logo. Licensee has adopted the logo shown in the Identity Standards for use in connection with its operations (“Logo”). Licensee is the owner of all rights associated with the Logo and will be responsible for the registration and enforcement of those rights. Licensee may, without Licensor’s consent, modify the Logo and develop one or more new logos, provided the modified Logo and any new logos comply with the requirements of this Agreement and will not result in a likelihood of confusion with logos used by Licensor.
2.5.2    Tag Lines. Licensee may, without Licensor’s consent, adopt tag lines and other elements of its communication and identity strategy, provided those tag lines and elements: (a) are consistent with the requirements of this Agreement; (b) will not result in a likelihood of confusion with tag lines and elements being used by Licensor; and (c) will not detract from the effectiveness of the Licensed Marks.
2.5.3    Toll-Free Numbers.  As between Licensor and Licensee, Licensor shall own and operate all toll-free numbers, including without limitation, 800, 866, 877, and 888 extensions, which contain numbers that in sequence spell out Timken.
2.5.4    Timken.com. Licensee acknowledges and agrees that Licensor is the owner of and will control all rights and interest in and to domain name registration for, and homepage

Exhibit 10.4

located at, www.timken.com. Licensor shall provide a link on the home page of www.timken.com to the home page of Licensee’s main internet site. The link will be located in the Quick Links area and will use the Logo as the link. This obligation will continue until the earlier of (a) 18 months following the Effective Date or (b) such time as the number of clicks on the link during a calendar month is less than 25% of the number of clicks into the Steel Business pages during the last full calendar month preceding the Effective Date.
2.5.5    Generic Top-Level Domains.  Licensee shall not apply for or own the .timken, .timkensteel or any other confusingly similar generic top level domains.
2.5.6    Signs and Identifiers. As soon as practicable after the Effective Date, but no later than six months after the Effective Date, Licensee shall, at its expense, remove all exterior and interior commercial signs and similar identifiers on assets or properties owned or held by it that refer or pertain specifically to Licensor or Licensor’s business.
2.5.7    License Limited to Steel Fields of Use. Notwithstanding any other provision of this Agreement to the contrary, Licensee shall not use the Licensed Marks other than in connection with the Steel Fields of Use. If Licensee desires to add products or services to the Steel Fields of Use, Licensee shall address a request to the Governance Committee.
2.5.8    Licensee’s Other Marks. Licensee shall not develop or use any mark that would result in a likelihood of confusion with the Licensed Marks, other than new marks approved and licensed as Licensed Marks under this Agreement.
2.6    Business Conduct. Licensee and Licensor shall at all times conduct their respective businesses and operations in a manner intended (a) to avoid confusion of the public between the identity, business and activities of Licensee and those of Licensor, and (b) to enhance and support the value and prestige of the Licensed Marks, and so as not to bring disrepute upon the other Party.
2.7    Licensor Restrictions. Licensor shall not use or license any third party the right to use the TimkenSteel Mark in any field of use. Licensor shall not use or license any third party to use the Timken Mark or any confusingly similar mark for (a) Materials (as defined in Schedule C) or (b) finished hydraulic cylinders, raised bore drill rods or blast hole drill pipe in the Steel Fields of Use. Licensee acknowledges that Licensor will continue to use and to license third parties to use the Timken Mark except as prohibited in this Section 2.7.
2.8    Fair Use. Nothing in this Agreement is intended to restrict or limit either Party’s right to make any use of any term or trademark that constitutes fair use under applicable law, including factual historical references.
ARTICLE 3
OWNERSHIP, REGISTRATION AND ENFORCEMENT
3.1    Ownership.
3.1.3    The Parties acknowledge and agree that Licensor is the sole and exclusive owner of all right, title and interest in and to the Licensed Marks and all the goodwill associated therewith, notwithstanding Licensee’s right to register domain names and Trade Names in its own name. Licensee understands, accepts and agrees that its use of the Licensed Marks, including all

Exhibit 10.4

goodwill and any additional value in the Licensed Marks created by such usage of the Licensed Marks, shall inure solely to the benefit of Licensor. Nothing in this Agreement is to be construed as granting to Licensee or retaining by Licensee any right, title or interest in or to the Licensed Marks, other than Licensee’s rights to use the Licensed Marks and to register and use the domain names and Trade Names in accordance with this Agreement.
3.1.4    During the Term and thereafter, Licensee, its Affiliates and sublicensees shall not: (a) use the Licensed Marks except as permitted hereunder; (b) apply to register or cooperate in any effort by any third party to register the Licensed Marks, any trademarks, service marks, domain names or Trade Names containing Licensed Marks, any trademarks, service marks, domain names or Trade Names of Licensor, or any trademarks, service marks, domain names or Trade Names that are confusingly similar to any of the foregoing, anywhere in the world in connection with any products or services, except as specifically permitted under this Agreement during the Term; (c) challenge or participate in any challenge of Licensor’s exclusive rights in the Licensed Marks or any trademarks, service marks, domain names or Trade Names of Licensor; (d) do anything else inconsistent with Licensor’s ownership of the Licensed Marks or any trademarks, service marks, domain names and Trade Names of Licensor; (e) license, authorize, or otherwise permit, its Affiliates, sublicensees or third parties to use the Licensed Marks, except as permitted hereunder; or (f) use, assert, pledge or rely upon the Licensed Marks or this Agreement to incur, secure or perfect any obligation or indebtedness.
3.2    Use by Licensee. Use by Licensee of the Licensed Marks shall qualify as valid use by the Licensor. Licensee shall cooperate in taking any actions reasonably requested by Licensor to establish the use of the Licensed Marks by Licensee, its Affiliates and sublicensees, including signing any document, application, filing or agreement, or providing usage specimens reasonably necessary therefor.
3.3    Registration and Maintenance of Trademark Rights.
3.3.8    Generally. Except for Licensee’s right to register domain names and Trade Names (as provided in Section 3.4), Licensor shall be responsible for performing all searches, prosecution or other procurement, registration, and maintenance of the Licensed Marks. Licensor is the sole Party entitled to procure and register the Licensed Marks, including any Licensed Marks added to this Agreement by amendment, and is the sole and exclusive owner thereof; provided, however, that if Licensor fails to maintain in force a registration of a Licensed Mark in use by Licensee in one or more of the Steel Fields of Use or to diligently prosecute an application filed for registration of a new Licensed Mark, Licensee may take reasonable actions at its sole cost and expense to maintain in force a registration for such Licensed Mark or to prosecute the application filed for the new Licensed Mark, and Licensor shall reasonably cooperate with Licensee in connection therewith.
3.3.9    New Registrations. If a product or service within the Steel Fields of Use is not covered by a trademark registration or pending application in a country in the Territory in which Licensee is using or intends to use a Licensed Mark, Licensee may request that Licensor pursue trademark registration by giving written notice to Licensor specifying the Licensed Mark, the country or countries in which registration is sought, and the products and services within the Steel Fields of Use with which Licensee is using or proposes to use the Licensed Mark. Licensor shall conduct a trademark search and provide a copy of any resulting search report to Licensee. Following its review of such search report, Licensee may request that Licensor apply for registration of the Licensed Mark in one or more of the countries for products and services

Exhibit 10.4

identified in the request, and if, based on the trademark search or other information which it shares with Licensee, Licensor does not reasonably perceive a significant risk associated with use or registration of the Licensed Mark, Licensor shall use commercially reasonable efforts to pursue registration.
3.3.10    Costs. Licensee shall be responsible for and shall reimburse Licensor for all costs and expenses incurred by Licensor in searching, prosecuting or otherwise procuring, registering and maintaining the Licensed Marks for the Steel Fields of Use, including new Licensed Marks added to this Agreement by amendment, including all maintenance and filing fees and reasonable attorneys’ fees associated with those activities. Licensee shall further be responsible for and shall reimburse Licensor for all costs and expenses incurred by Licensor in searching, prosecuting or otherwise procuring, registering and maintaining the marks listed in Schedule E (“Other Marks”), including all maintenance and filing fees and reasonable attorneys’ fees, even though such Other Marks are owned by Licensor and are not Licensed Marks. Licensor shall use a commercially reasonable method to allocate between Licensor and Licensee costs and expenses that are not clearly divisible, such as for application, registration and maintenance fees, and associated professional fees for multiple class registrations. Licensor shall invoice Licensee quarterly for all such costs.
3.3.11    Avoidance of Abandonment by Licensee. To avoid abandonment of any Licensed Marks in the Steel Fields of Use, if Licensee intends to indefinitely cease use of any Licensed Marks in one or more of the Steel Fields of Use, or, after having commenced use of the Licensed Marks in one or more of the Steel Fields of Use, at any time thereafter does not use such Licensed Marks in such Steel Fields of Use for a period of 24 consecutive months, Licensee’s rights under this Agreement to use such Licensed Marks in such Steel Fields of Use shall revert to Licensor without any compensation or limitation. Licensee shall provide Licensor with prior written notice before it ceases use of any Licensed Marks in any one or more of the Steel Fields of Use. Licensee shall not agree with a third party to restrict or forego use of any of the Licensed Marks in any one or more of the Steel Fields of Use except with prior written approval from Licensor.
3.4    Registration and Maintenance of Domain Names and Trade Names. Licensee shall be responsible, at its sole cost and expense, for procuring and maintaining the domain names and Trade Names permitted under this Agreement. Licensee shall promptly notify Licensor any time it has obtained registration of a domain name or Trade Name governed by this Agreement. The notice must include the type of registration, the registration date, the registering office, and the expiration date, if any. If Licensee decides not to renew a domain name or Trade Name incorporating a Licensed Mark, Licensee shall notify Licensor in writing no later than 60 days prior to the renewal deadline. Upon Licensor’s request and at Licensor’s sole cost and expense, Licensee shall transfer to Licensor such domain name or Trade Name registration. Thereafter Licensor may maintain such transferred domain name or Trade Name at its cost in its discretion.
3.5    Protection and Enforcement.
3.5.1    Notice and Consultation. If Licensee becomes aware of any Unauthorized Use with respect to any of the Licensed Marks, or if either Party becomes aware of any Unauthorized Use with respect to any of the Licensed Marks relating to any Steel Fields of Use, then that Party shall promptly notify the other in writing and provide relevant information in its possession relating to such Unauthorized Use, and the Parties shall cooperate and consult in good faith regarding appropriate action to address the Unauthorized Use, consistent with the provisions of

Exhibit 10.4

this Section 3.5. For purposes of this Section 3.5, “Unauthorized Use” means any actual, potential, or threatened infringement, misappropriation, act of unfair competition, or other harmful or wrongful activities by any third party with respect to any of the Licensed Marks.
3.5.2    Routine Preliminary Enforcement. Notwithstanding any other provision of this Section 3.5, to address actions taken by third parties in the Steel Fields of Use which Licensee reasonably believes are impairing or are likely to impair Licensee’s rights with respect to the Licensed Marks, Licensee may pursue administrative proceedings under the ICANN Uniform Domain Name Dispute Resolution Policy, undertake customs enforcement actions, and send communications or notices (e.g., cease and desist letters) to third parties, if Licensee reasonably believes that such action could not reasonably be expected to provide a basis for declaratory judgment jurisdiction by any third party. Licensee is not required to obtain the consent of Licensor prior to taking such action but shall keep Licensor informed of the status and results of such action. If Licensee wishes to have suit filed against a third party, Section 3.5.3 and 3.5.4 shall apply. Licensee shall be liable for all litigation costs and expenses and shall indemnify Licensor according to the procedures set forth in Section 7.1 if a third party commences litigation in response to or relating to an action taken by Licensee pursuant to this Section 3.5.2.
3.5.3    Enforcement by Licensor. Licensor may take such action as it deems appropriate to protect its rights in the Licensed Marks. Licensor shall consult in good faith with Licensee prior to entering into any settlement, consent judgment, or other voluntary final disposition of any action or proceeding that Licensor reasonably believes would materially impair the rights granted to Licensee under this Agreement. If Licensor commences an action or proceeding arising from Unauthorized Use (a “Licensor Action”), Licensor will have the right to control and conduct all negotiations, proceedings, defense and settlement relating to such Licensor Action. The costs associated with and any damages awarded or settlement proceeds recovered in connection with a Licensor Action will be allocated between the Parties based on the relative impact of the Unauthorized Use on the Parties, as determined in Licensor’s reasonable judgment following consideration by the Governance Committee. At Licensor’s expense, Licensee shall provide all assistance reasonably requested by Licensor with respect to such Licensor Action. Licensor may join Licensee as a party to such Licensor Action if, in Licensor’s reasonable judgment, joining Licensee would be beneficial to the outcome of the Licensor Action.
3.5.4    Enforcement by Licensee. If an Unauthorized Use involves use of the Licensed Marks in connection with the Steel Fields of Use, and if such Unauthorized Use persists and Licensor does not commence an action or proceeding under Section 3.5.3 within a reasonable time, Licensee shall have the right to undertake an action or proceeding to address such Unauthorized Use after consulting in good faith with Licensor regarding Licensee’s intended undertaking. Licensee promptly shall advise Licensor of Licensee’s intention to institute any such action or proceeding, and shall provide Licensor an opportunity to voluntarily join in such action or proceeding at Licensor’s expense. If Licensor voluntarily joins in any such action or proceeding, any damages awarded or settlement proceeds recovered shall be allocated between the Parties as specifically provided in the applicable award or settlement, or if not so allocated, then by the Parties in good faith after each Party’s out of pocket expenses are satisfied from the proceeds of the award or settlement (pro-rata if there are insufficient funds). If Licensor chooses not to voluntarily join in any such action or proceeding, then at Licensee’s expense, Licensor shall provide any assistance reasonably requested by Licensee with respect to such action or proceeding, and Licensor shall not oppose the joinder of Licensor by Licensee as a party to such action or proceeding if required by law or the applicable court. In any action or proceeding in

Exhibit 10.4

which Licensor does not voluntarily join, Licensee will retain all damages awarded or settlement proceeds. Licensee shall not enter into any settlement, consent judgment, or other voluntary final disposition of any action or proceeding under this Section 3.5.4 without written approval of Licensor, which shall not be unreasonably conditioned, withheld or delayed.
3.6    Defense and Settlement of IP Allegations.
3.6.1    Notice and Consultation. If Licensee becomes aware of any IP Allegation with respect to any of the Licensed Marks, or if either Party becomes aware of any IP Allegation with respect to any of the Licensed Marks relating to any Steel Fields of Use, then that Party shall promptly notify the other in writing and provide relevant information in its possession relating to such IP Allegation, and the Parties shall cooperate and consult in good faith regarding appropriate action to address the IP Allegation, consistent with the provisions of this Section 3.6. For purposes of this Section 3.6, “IP Allegation” means any allegation or claim by any third party that any of the Licensed Marks is invalid or infringes, dilutes or violates the rights of any third party.
3.6.2    Resolution by Licensor. Licensor will have exclusive control over the resolution of any IP Allegation, including all negotiations, proceedings, defense and settlement, including the right to agree to an injunction against further use of any Licensed Mark at issue or to otherwise settle such IP Allegation, provided that no such settlement, consent judgment, or other voluntary final disposition will require any payment by Licensee without Licensee’s prior written consent. When possible under the circumstances, before agreeing to a settlement, consent judgment, or other voluntary final disposition, Licensor shall advise Licensee regarding any part of such proposed disposition which affects or may reasonably be expected to affect Licensee’s use of any Licensed Mark, and shall consider in good faith any alternative terms proposed by Licensee to preserve Licensee’s right to continue to use the Licensed Marks pursuant to this Agreement without interruption.
3.6.3    Resolution by Licensee. If Licensor does not take reasonable action to resolve an IP Allegation within a reasonable period of time following such notice:
(a)    Licensee may assume control over the resolution of such IP Allegation, but solely to the extent such IP Allegation relates to allegations, claims or demands (actual or threatened) against Licensee or any of its Affiliates or sublicensees in the Steel Fields of Use; and
(b)    Licensee may, among other options, agree to an injunction against further use of any Licensed Mark by Licensee or any of its Affiliates or sublicensees in the Steel Fields of Use and otherwise settle such IP Allegation with respect to Licensee and its Affiliates and sublicensees in the Steel Fields of Use, provided that such settlement, consent judgment or voluntary final disposition does not bind or apply to Licensor in any manner without Licensor’s prior written consent.
3.6.4    Assistance. Subject to the foregoing, each Party shall provide such assistance as the other Party may reasonably request in connection with the defense or settlement of any IP Allegation.
3.7    Management of the Licensed Marks. In furtherance of the protection and preservation of the Licensed Marks, Licensee agrees to cooperate and provide reasonable assistance with the

Exhibit 10.4

administrative activities involving the Licensed Marks and to comply with all reasonable requests by Licensor to review and evaluate the portfolio of Licensed Marks, including reviews of the current and planned use or abandonment of the Licensed Marks.
3.8    Recordation of Agreement. The Parties recognize that in some countries in the Territory, it may be necessary or desirable to record or register this Agreement, a registered user agreement or other documentation associated with the licenses granted in this Agreement. If Licensor determines that such filing is necessary or desirable, the Parties shall cooperate with respect to the preparation and filing thereof.
ARTICLE 4

ASSIGNMENT AND SUBLICENSING
4.1    By Licensor. Licensor shall not assign this Agreement without the prior written consent of Licensee, except to an Affiliate or as part of a Change of Control of Licensor. No purported assignment in violation of the preceding sentence will be effective. No assignment will be effective until the assignee agrees in writing to be bound by the terms and conditions of this Agreement.
4.2    By Licensee.
4.2.12    Assignment. Licensee shall not assign this Agreement or any of its rights under this Agreement, including the license granted in this Agreement, either expressly or by operation of law, except pursuant to an Approved Change of Control as described in Section 5.5. No purported assignment in violation of the preceding sentence will be effective. No assignment will be effective until the assignee agrees in writing to be bound by the terms and conditions of this Agreement.
4.2.13    Sublicense.
(a)    Licensee shall not sublicense its rights under this Agreement or grant any third party the right to use the Licensed Marks except as provided in this Section 4.2.2. No purported sublicense or grant of rights in violation of the preceding sentence will be effective. Licensee shall ensure that any sublicensee (permitted or not) complies with the obligations required to be imposed by the provisions of this Section 4.2.2. The rights granted by Licensee in an authorized sublicense shall be no greater than those granted to Licensee in this Agreement.
(b)    Licensee may sublicense to a Subsidiary the right to use the Licensed Marks as a trademark or service mark for the products and services within the Steel Fields of Use for the furtherance of Licensee’s or such Subsidiary’s business or operations. Such sublicense will not include the further right to sublicense, and will not be effective until such Subsidiary agrees in writing that it is subject to the terms and conditions of this Agreement.
(c)    Licensee may grant permission to its distributors and sales representatives to use the TimkenSteel Mark in a limited manner incidental to the promotion and sale of TimkenSteel-branded products and services in the Steel Fields of Use, provided that Licensee uses reasonable efforts to have such distributors and sales representatives agree in writing to be bound by terms reasonably designed to obligate

Exhibit 10.4

such distributors and sales representatives to use the TimkenSteel Mark only in a pre-approved manner, to not further grant rights in or sublicense the TimkenSteel Mark, and to reserve all ownership rights in the TimkenSteel Mark to Licensor.
(d)    Licensee may grant permission to its suppliers to mark the products in the Steel Fields of Use they supply solely to Licensee with the TimkenSteel Mark, provided that Licensee uses reasonable efforts to have such suppliers agree in writing to be bound by terms reasonably designed to obligate such suppliers to use the TimkenSteel Mark only in a pre-approved manner, to not further grant rights in or sublicense the TimkenSteel Mark, and to reserve all ownership rights in the TimkenSteel Mark to Licensor.
ARTICLE 5

TERM AND TERMINATION
5.1    Term.     The Term of this Agreement shall begin on the Effective Date and shall continue perpetually, unless this Agreement is earlier terminated as set forth in Section 5.3 or Section 5.5.
5.2    Non-Material Breach. With respect to a breach of this Agreement that is neither a Material Breach nor a breach of Article 6 (Quality Assurance), a Party may provide the other Party with written notice alleging that the other Party has breached an obligation under the Agreement. The written notice must set forth with particularity a description of the purported breach and requested actions to remedy the breach. The Party accused of breach in such notice will have 30 days from the date of receipt of the notice to cure the breach. If the breach is not capable of being cured within 30 days, the Party accused will have an additional 30 days to cure the breach. The breaching Party shall act in good faith, using commercially reasonable efforts to cure the breach as soon as possible, but not later than 60 days from receipt of the initial notice.
5.3    Termination.
5.3.5    Termination by Licensee. Licensee may terminate this Agreement by giving not less than 90 days’ written notice to Licensor. Licensee’s notice must specify the effective date of termination, which shall not be more than three years following the date of the notice. Licensee shall cease all use of the Licensed Marks by the date of termination indicated in the notice.
5.3.6    Termination by Licensor. Licensor may terminate this Agreement by written notice to Licensee in any of the circumstances described in this Section 5.3.2.
(a)    Material Breach. Licensor may terminate this Agreement upon a Material Breach of this Agreement by Licensee if such Material Breach remains uncured or otherwise unresolved for a period of 90 days or more following Licensee’s receipt of written notice from Licensor. The written notice must set forth with sufficient particularity a description of the asserted breach and the proposed actions to be taken to remedy the breach. A “Material Breach” means any of the following:
(i)    Licensee’s intentional disregard for or chronic failure to comply with its obligations under Article 6 (Quality Assurance), which failure materially and adversely impacts the Licensed Marks, any other marks of Licensor, or the goodwill associated with any of the foregoing;

Exhibit 10.4

(ii)    Licensee’s intentional disregard for or chronic failure to comply with its obligations to use the Licensed Marks in accordance with the requirements of the Identity Standards, which failure materially and adversely impacts the Licensed Marks, any other marks of Licensor, or the goodwill associated with any of the foregoing;
(iii)    Licensee’s intentional disregard for or chronic failure to comply with its obligation to remedy breaches that are not Material Breaches, as required by Section 5.2;
(iv)    Licensee’s willful misconduct which materially and adversely impacts the Licensed Marks, any other marks of Licensor, or the goodwill associated with any of the foregoing;
(v)    Licensee’s knowing use of any Licensed Marks in any fields of use other than the Steel Fields of Use, or Licensee’s knowing use of any other marks of Licensor, except as expressly permitted under this Agreement; or
(vi)    Licensee’s purported assignment, sublicense or grant of rights in willful breach of the prohibitions set forth in Section 4.2.
(b)    Upon Licensee Ceasing Use of the Licensed Marks. Licensor may terminate this Agreement immediately upon written notice if Licensee ceases or publicly announces its intention to cease substantially all use of all Licensed Marks. Licensor may not exercise this right if Licensee has previously given a notice under Section 5.3.1 that specifies an effective date of termination later than the date of the actual or the announced intended cessation of use.
(c)    Upon a Change of Control. Licensor may terminate this Agreement immediately upon a Change of Control of Licensee other than an Approved Change of Control. Upon an Approved Change of Control, Section 5.5 shall immediately apply.
(d)    Upon the Occurrence of an Insolvency Action. This Agreement will automatically terminate without the need for any ratifying or other act if and when an Insolvency Action takes place with respect to Licensee.
5.4    Effect of Termination.
5.4.5    Reversion of Rights. Except as otherwise expressly provided in this Agreement, all of Licensee’s rights in this Agreement shall immediately revert to Licensor upon termination of this Agreement. Licensee and its sublicensees shall promptly undertake steps to cease all use of the Licensed Marks by the time periods indicated in this Section 5.4 or, in the case of termination by Licensee under Section 5.3.1, by the date indicated in Licensee’s notice. For so long as Licensee and its sublicensees continue to use the Licensed Marks, whether or not permitted, they shall comply with all provisions of this Agreement applicable to that use, including but not limited to Article 6 (Quality Control).
5.4.6    Time Periods – Other Than Approved Change of Control. Upon termination under Section 5.3.2, Licensee shall, and shall cause all sublicensees to: (a) as soon as reasonably practical, but no later than 30 days following the effective date of termination, cease producing or

Exhibit 10.4

manufacturing, by or on behalf of Licensee, products, Marketing Materials, and Promotional Items using or bearing any of the Licensed Marks, and cease all new use of any of the Licensed Marks; (b) cease registering new domain names and Trade Names and, as soon as reasonably practical, commence the actions described in Section 5.4.3 (for domain names) and 5.4.4 (for Trade Names); and (c) as soon as reasonably practical, but no later than one year following the effective date of the termination, cease all use of the Licensed Marks, including using, selling or otherwise distributing products, Marketing Materials, Promotional Items or any other item bearing or using any of the Licensed Marks, regardless of when produced or manufactured. For the avoidance of doubt, this Section 5.4.2 does not apply to an Approved Change of Control; instead, Section 5.5 applies.
5.4.7    Transfer of Domain Names. Upon termination of this Agreement for any reason, Licensee shall, and shall cause its sublicensees to, take all necessary steps to transfer promptly to Licensor the registrations for all domain names containing the Licensed Marks or marks confusingly similar thereto registered to them or within their power, possession or control.
5.4.8    Amendment or Cancellation of Trade Names. Upon termination of this Agreement for any reason, Licensee shall, and shall cause its sublicensees to, take all necessary steps to cancel or amend all registrations of Trade Names so as to remove the Licensed Marks from such Trade Names.
5.5    Approved Change of Control.
5.5.1    Conversion of Term. In case of an Approved Change of Control of Licensee, the term of this Agreement, including the licenses granted in Article 2, shall cease being a perpetual term and shall immediately convert to a term of three years or such other period as the Parties may agree, calculated from the date of the Approved Change of Control. If the Approved Change of Control is accomplished by way of a transfer of all or substantially all of the assets of Licensee, the assignment of this Agreement will not be effective until the assignee agrees in writing to be bound by all terms, conditions and limitations of this Agreement. Licensee (or its assignee) shall plan its activities so as to have completely ceased using, and to have caused all sublicensees to cease using, the Licensed Marks by the expiration of the term.
5.5.2    Additional Modification. Upon an Approved Change of Control: (i) the license will be limited to use in connection with products and services comparable in kind and quality to those sold by Licensee in the ordinary course at the time of the Approved Change of Control, but all still within the Steel Fields of Use; and (ii) neither Licensee nor, if applicable, its assignee may create new or additional Trade Names using the Licensed Marks.
5.5.3    “Approved Change of Control” means a Change of Control in which, in Licensor’s sole discretion as reflected in a written notice to Licensee: (i) the Person that controls Licensee (or the assignee of Licensee) after such Change of Control is a Person which has provided Licensor with adequate assurances of Licensee’s and such Person’s ability to perform its obligations pursuant to this Agreement, including, but not limited to, such Person’s stability, financial strength, quality controls, business reputation and sales capabilities; and (ii) there will not be any material adverse impact on the Licensed Marks, any other marks of Licensor, or the goodwill associated with any of the foregoing.

Exhibit 10.4

ARTICLE 6

QUALITY ASSURANCE
6.1    Quality of Products and Services.
6.1.9    Quality Standards. Licensee shall use the Licensed Marks only in connection with high-quality products and services that comply with all applicable laws and regulations in the jurisdictions in which such products and services are advertised, marketed, sold, distributed or manufactured. Licensor recognizes that, prior to the Effective Date, the operations now conducted by Licensee used the Licensed Marks in connection with the Steel Fields of Use, and during that period of use the products and services with which the Licensed Marks were used were of acceptable quality. Accordingly, products and services that are at least of equal quality to Licensee’s products and services as of the Effective Date shall generally be considered to comply with the requirements of this Section 6.1.
6.1.10    Quality Systems. Licensee shall maintain throughout the Term an effective system for evaluating, monitoring and ensuring the continuing quality of products and services Licensee sells and offers in connection with the Licensed Marks. With respect to any particular facility where such products are manufactured or processed, or where such services are provided, continued certification of ISO 9001 or its equivalent will be considered sufficient to satisfy this obligation.
6.2    Monitoring.
6.2.7    Reporting. Licensee shall submit reports at least quarterly to Licensor in the form agreed to by the Parties from time to time, sufficient for Licensor to confirm the consistent quality of products and services provided in connection with the use of the Licensed Marks.
6.2.8    Audits. Licensor or its authorized designee may conduct annual quality control audits to inspect plants, facilities, products or services bearing or associated with the Licensed Marks. The scope of the audits will be comparable to those periodically performed by the Bearings Business prior to the Effective Date. In addition, Licensor or its authorized designee may conduct such quality control audits at any of the following times: (a) as the result of a Material Incident; (b) as the result of a new sublicensee or facility associated with the Licensed Marks; or (c) upon an Approved Change of Control of Licensee. A request for audit shall be made at least ten business days prior to the commencement of the audit. Any audit shall be conducted during regular business hours and in a manner designed to minimize disruption to Licensee’s normal business activities.
6.3    Non-Compliance.
6.3.9    “Material Incident” means any one of the following: (a) a series of significant quality problems related to the same root cause, demonstrating a potential failure of Licensee’s quality control system, (b) an unsatisfactory audit conducted pursuant to Section 6.2.2, or (c) the loss of a quality certification described in Section 6.1.2. Licensee shall promptly notify Licensor of the occurrence of a Material Incident.
6.3.10    Notice of Non-Compliance. Licensor may notify Licensee (“Notice of Non-Compliance”) if Licensee or any of its Affiliates or permitted sublicensees is not in compliance

Exhibit 10.4

with the obligations of Section 6.1 or Section 6.2, or if a Material Incident has occurred (“Quality Issue”). The Notice of Non-Compliance must be in writing and must set forth with sufficient particularity a description of the nature of the Quality Issue and any requested action for curing the Quality Issue. Upon Licensee’s receipt of a Notice of Non-Compliance, Licensee shall promptly correct the Quality Issue identified therein by enacting the cure mechanisms described in Section 6.3.3.
6.3.11    Cure of Non-Compliance.
(a)    Cure Plan. Licensee shall act in good faith, using commercially reasonable efforts to cure or otherwise resolve all Quality Issues as soon as practicable. If the Quality Issues identified in a Notice of Non-Compliance cannot reasonably be cured or otherwise resolved within 30 days following receipt of such notice, Licensee shall submit to Licensor a written plan to correct the Quality Issues (“Cure Plan”) within 30 days following receipt of the Notice of Non-Compliance. Licensee shall include a Cure Plan in any notification it makes to Licensor of a Material Incident.
(b)    Initial Cure Period. After Licensee submits its Cure Plan to Licensor, the Parties shall each appoint a representative to promptly review and discuss in good faith the proposed Cure Plan. When Licensor, in its sole but good faith discretion, has approved the Cure Plan, Licensee shall have 120 days or such longer period as approved by Licensor on a case-by-case basis in its sole but good faith discretion in which to cure the Quality Issues (“Initial Cure Period”).
(c)    Additional Cure Period. If the Quality Issues are not capable of being cured, the Cure Plan is not capable of being completely executed within the Initial Cure Period, or the Quality Issues otherwise remain uncured after the expiration of the Initial Cure Period, Licensor and Licensee shall engage the Governance Committee to promptly negotiate in good faith additional cure plans for an additional cure period that may be reasonably necessary and appropriate to correct such Quality Issues. If the Parties are unable to agree on an additional cure plan or additional cure period, Licensor shall, in its sole but good faith discretion, make such determinations.
6.3.12    Failure to Cure; Reinstatement.
(a)    If the Quality Issues have not been cured within the time period provided for in the Initial Cure Period and any additional cure period, then such Quality Issues shall be deemed to be uncured (“Uncured Quality Issues”). Licensee shall cease use of the Licensed Marks on or in connection with any products, services and activities that are the subject of the Uncured Quality Issues as soon as reasonably practicable but no later than one year following the date on which such Quality Issues are determined to be Uncured Quality Issues. During such time, Licensee may not create, manufacture, produce, distribute or otherwise use any new Marketing Materials, Promotional Items, or products or services using any Licensed Marks that are associated with the Uncured Quality Issues.
(b)    Unless the Agreement has terminated as provided in Article 5, Licensee may continue its efforts toward completing the cure following a failure described in Section 6.3.4(a), and if the Quality Issues are cured to the reasonable satisfaction of

Exhibit 10.4

Licensor, then Licensee’s rights to use the Licensed Marks shall be reinstated from that date forward.
6.4    Sublicensees. For the avoidance of doubt, the obligations of Licensee and the rights of Licensor under this Article 6 apply equally with respect to any sublicensee of Licensee.
6.5    Nothing in this Article 6 shall be deemed to expand the rights of Licensee herein, to limit Licensee’s obligations hereunder, or to preclude Licensor from pursuing any other rights or remedies.
ARTICLE 7

INDEMNIFICATION
7.1    By Licensee. Licensee shall defend, indemnify and hold harmless Licensor and its Affiliates and its and their successors, legal representatives or assigns, and their respective officers, agents, employees and representatives (collectively, “Licensor Indemnitees”), from and against all damages, liabilities, losses, costs and expenses of any and every nature or kind whatsoever, (including reasonable attorneys’ fees and disbursements and all amounts paid in investigation, defense or settlement of the foregoing) (collectively, “Damages”) that any of the Licensor Indemnitees may incur as a result of third-party actions, proceedings or claims to the extent arising out of or in consequence of: (a) the formulation, manufacture, production, packaging, transportation, storage, performance, marketing, merchandising, promotion, advertisement, distribution or sale of any product, material or service by or on behalf of Licensee, its Affiliates or its sublicensees that bear, use or are associated with the Licensed Marks, including, without limitation under any theory of product liability, tort or otherwise, in each instance except to the extent the Damages are attributable to a breach of this Agreement by any Licensor Indemnitee; (b) any breach of this Agreement by Licensee; (c) use of the Licensed Marks by Licensee or its Affiliates or their employees, agents, or sublicensees in a manner which infringes upon the rights of third parties; and (d) any failure by Licensee or its Affiliates or their employees, agents, or sublicensees to comply with applicable law in connection with this Agreement.
7.2    By Licensor. Licensor shall defend, indemnify and hold harmless Licensee and its Affiliates and its and their successors, legal representatives or assigns, and their respective officers, agents, employees and representatives (collectively “Licensee Indemnitees”), from and against all Damages (as defined in Section 7.1) that any of Licensee Indemnitees may incur as a result of third-party actions, proceedings or claims to the extent arising out of or in consequence of: (a) the formulation, manufacture, production, packaging, transportation, storage, performance, marketing, merchandising, promotion, advertisement, distribution or sale of any product, material or service by or on behalf of Licensor, its Affiliates or its licensees (other than Licensee or its Affiliates or their sublicensees) that bear or use the Timken trademark, including, without limitation under any theory of product liability, tort or otherwise, in each instance except to the extent the Damages are attributable to a breach of this Agreement by any Licensee Indemnitee; (b) any breach of this Agreement by Licensor; (c) use of the Licensed Marks by Licensor or its Affiliates or their employees, agents, or sublicensees in a manner which infringes upon the rights of third parties; and (d) any failure by Licensor or its Affiliates or their employees, agents or sublicensees to comply with applicable law in connection with this Agreement.
ARTICLE 8

REPRESENTATIONS AND WARRANTIES

Exhibit 10.4

8.1    Representations and Warranties. Each Party represents and warrants that:
8.1.13    the Party has the full legal right, title, interest, power and authority to enter into this Agreement and to perform its legal obligations hereunder, and has taken all necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
8.1.14    this Agreement has been duly executed and delivered on behalf of the Party and constitutes a legal, valid, binding obligation, enforceable against the Party in accordance with its terms; and
8.1.15    to the best of the Party’s knowledge and belief, the execution and delivery of this Agreement and the performance of the Party’s obligations hereunder do not conflict with or violate any requirement of applicable laws or regulations and do not conflict with, or constitute a default under, any contractual obligation of the Party.
ARTICLE 9

DISCLAIMER OF WARRANTIES; LIMITATION OF DAMAGES
9.1    Disclaimer. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE LICENSES GRANTED IN THIS AGREEMENT TO LICENSEE ARE GRANTED ON AN “AS IS” BASIS WITH NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, AND LICENSOR, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY EXCLUDES AND DISCLAIMS ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE LICENSES AND LICENSED MARKS, INCLUDING THOSE REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY AND NON-INFRINGEMENT AND ANY WARRANTIES IMPLIED BY ANY COURSE OF DEALING OR TRADE USAGE.
9.2    LIMITATION OF DAMAGES. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE UNDER ANY CIRCUMSTANCES OR LEGAL THEORY FOR DAMAGES ARISING OUT OF THIS AGREEMENT RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOODWILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH LOSSES ARE FORESEEABLE; PROVIDED, HOWEVER, THAT: (a)  TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOODWILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, TO ANOTHER PERSON IN CONNECTION WITH A THIRD PARTY CLAIM PURSUANT TO SECTION 7.1, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AS BETWEEN THE PARTIES AND WILL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 9.2; AND (b) THIS SECTION 9.2 WILL NOT APPLY TO ANY DAMAGES THAT ARE FINALLY ADJUDICATED BY AN ARBITRATION TRIBUNAL OR COURT OF COMPETENT JURISDICTION TO HAVE ARISEN FROM OR BE RELATED TO GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH ON THE PART OF THE INDEMNIFYING PARTY.

Exhibit 10.4

ARTICLE 10

GOVERNANCE; DISPUTE RESOLUTION
10.1    Governance Committee. The Parties shall form and maintain a committee to oversee the performance of this Agreement (“Governance Committee”). The Governance Committee will be the forum for initiating requests for consents or modifications, overseeing progress on the cure process for any breaches under this Agreement, and for beginning the dispute resolution process. Each Party shall appoint three representatives to the Governance Committee, one each from the strategy management, communications, and legal functions. The committee will meet once each year to discuss generally the performance of the Agreement. The members of the Committee appointed from the Parties’ respective communications functions will act as the primary points of contact between the Parties with respect to the day-to-day performance of the Agreement, and they will convene the full Governance Committee for additional meetings as needed to discuss specific matters at the request of a Party or as otherwise required hereunder.
10.2    Dispute Resolution. The Parties shall use commercially reasonable efforts to resolve expeditiously and on a mutually acceptable negotiated basis any dispute arising under or relating to this Agreement, by following the procedures set forth in this Section 10.2. For the avoidance of doubt, the assertion of breach under this Agreement by one Party is not itself a dispute, and nothing in this Section 10.2 will suspend the time periods by which a breach must be cured, as provided in this Agreement; however, if the Party against which the assertion of breach has been made objects in any respect with the assertion of breach or the cure plan suggested by the other Party, such Party shall use this dispute resolution process to raise and resolve those objections. Each Party agrees that the procedures set forth in this Article 10 will be the exclusive means for resolution of any dispute under this Agreement. The initiation of informal dispute resolution or arbitration under this Agreement will toll the applicable statute of limitations for the duration of any such proceedings.
10.2.1    Notice. The dispute resolution process begins with a written notice from one Party to the other, detailing the nature of the dispute and the outcome desired by the notifying Party. To be effective, the notice must be directed to the lead member of the Governance Committee of the other Party, as provided in Section 12.14.
10.2.2    Meeting of Governance Committee. The Governance Committee shall meet as often as the Parties reasonably deem necessary to attempt to resolve the dispute, including, if the dispute involves an assertion of breach against a Party, developing and overseeing compliance with an appropriate plan to cure the breach.
10.2.3    Cooperation of the Parties. During the course of the Governance Committee negotiation, subject to the Parties’ respective confidentiality obligations, all reasonable requests made by either Party to the other Party for information will be honored in order that the members of the Governance Committee may be fully advised in the matter. The specific format for the Governance Committee’s discussions and negotiations will be left to the discretion of the Governance Committee, but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other Party.
10.2.4    Meeting of CEOs. If the Governance Committee is unable to resolve the dispute within 30 days following the notice of dispute given under Section 10.2.1, or if a resolution agreed to by the Governance Committee fails to resolve the situation, a Party may by formal

Exhibit 10.4

notice pursuant to Section 12.14 refer the matter for resolution by the Chief Executive Officer (CEO) of each Party, each of whom shall have the authority to resolve the dispute on behalf of their Party. The CEOs will promptly meet in person or by phone and attempt to resolve the dispute.
10.2.5    Mediation. If the dispute has not been resolved by the CEOs within 30 days following the formal notice given under Section 10.2.4, either Party may submit the dispute to mediation. The mediation will be conducted in Canton, Ohio by a single mediator from Judicial Arbitration and Mediation Services, Inc. (“JAMS”). The mediator shall be selected by the Parties by mutual agreement from the JAMS neutral panelists “Intellectual Property” list. If the Parties do not agree on the selection of mediator within 30 days following receipt by the Parties of the list of panelists, the mediator shall be selected from the “Intellectual Property” list pursuant to the rules for selection of arbitrators in the JAMS Comprehensive Arbitration Rules and Procedures. The mediator shall have 30 days from the submission to mediation or such longer period as the Parties may mutually agree in writing to attempt to resolve the dispute, and the Parties shall cooperate fully in the mediation process. The Parties will share equally the costs, fees and expenses of the mediator and any payments to JAMS for such mediation.
10.2.6    Except as otherwise independently discoverable, nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences or discussions to settle a Dispute pursuant to this Section 10.2 will be offered or received as evidence or used for impeachment or for any other purpose in any proceedings (including the arbitration proceedings contemplated in Section 10.2.7), but will be considered to have been disclosed for settlement purposes only.
10.2.7    Arbitration. If the mediation contemplated by Section 10.2.5 does not resolve the dispute and a Party wishes to pursue its rights relating to such dispute, then, except as provided in and subject to Section 10.2.8, such dispute will be submitted to final and binding arbitration as provided in this Section 10.2.7. Any Dispute concerning the propriety of the commencement of the arbitration will be finally settled by such arbitration.
(e)    The arbitration will be held in Canton, Ohio in accordance with the JAMS Comprehensive Arbitration Rules and Procedures. The arbitration will be conducted by a single arbitrator selected by mutual agreement. If the Parties do not agree on the selection of arbitrator within 30 days following receipt by the Parties of the list of panelists, the arbitrator will be selected from the JAMS “Intellectual Property” list (exclusive of the mediator), pursuant to the JAMS Comprehensive Arbitration Rules and Procedures.
(f)    The decision of the arbitrator will be final and non-appealable (other than for fraud) and may be enforced in any court of competent jurisdiction.
(g)    The use of any mediation or other “alternative dispute resolution” procedures shall not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of any party to the dispute.
(h)    The arbitration award shall be issued within 30 calendar days following the final submission of the matter to the arbitrator, and in all events within 6 months following the initiation of the arbitration.

Exhibit 10.4

(i)    Discovery shall be allowed only pursuant to Rule 17 of the JAMS Comprehensive Arbitration Rules and Procedures.
(j)    The Parties shall share equally the costs and expenses of the arbitrator, but each Party shall bear its own costs associated with participating in the arbitration, including its attorneys’ and experts’ fees, unless the arbitrator decides that one Party should be responsible for all costs and expenses, including the reasonable attorneys’ fees and experts’ fees of the other Party.
10.2.8    Injunctive Relief. Notwithstanding the other provisions of Article 10, at any time during the resolution of a dispute between the parties, either Party may request a court of competent jurisdiction to grant provisional interim relief, including pre-arbitration attachments or injunctions, solely (a) for the purpose of preventing or minimizing irreparable harm for which money damages would not provide adequate relief, or (b) in matters involving the disclosure of such Party’s Confidential Information. A delay in seeking injunctive relief attributable to following the procedures of this Article 10 or otherwise seeking to amicably resolve the dispute with the other Party, shall not serve as a basis to deny injunctive relief. Nothing in this Article 10 shall in any way limit either Party’s rights under to terminate this Agreement as provided in Article 5.
10.2.9    Failure of a Party to Comply with Dispute Resolution Process. If either Party does not act in accordance with this Article 10, then the other Party may seek all remedies available at law or in equity to enforce this Article 10.
10.2.10     Expenses. Except as otherwise provided in this Article 10, each Party will bear its own costs, expenses and attorneys’ fees in pursuit and resolution of any Dispute.
10.2.11     Continuation of Services and Commitments. Unless otherwise agreed in writing, the Parties will, and will cause the members of their respective Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of the dispute resolution pursuant to this Article 10.
ARTICLE 11
CONFIDENTIALITY
11.1    Certain terms and conditions of this Agreement and the information disclosed by or on behalf of one Party to the other Party in connection with the performance of this Agreement constitute “Confidential Information.”
11.2    Each Party:
11.2.1    shall hold, and shall cause its Affiliates and the officers, directors, employees and agents of any of them to hold, all Confidential Information of the other Party in strict confidence, exercising at least the same degree of care that it applies to its own business sensitive and proprietary information; and

Exhibit 10.4

11.2.2    shall not disclose, and shall cause its Affiliates and the officers, directors, employees and agents of any of them to not disclose, the other Party’s Confidential Information to any other Person, except as expressly permitted in this Article 11.
11.3    The obligations of Section 11.2 will not apply:
11.3.1    to the extent that disclosure is compelled by subpoena or other compulsory disclosure notice from a governmental authority or, in the opinion of the receiving Party’s counsel, by other requirements of law, but only after compliance with Section 11.4;
11.3.2    to the extent the receiving Party can show that the Confidential Information was (a) in the public domain through no fault of such Party, its Affiliates, or any of the officers, directors, employees or agents of any of them; (b) later lawfully acquired from other sources by such Party, which sources are not themselves bound by a confidentiality obligation; or (c) independently generated without reference to any proprietary or confidential information of the disclosing Party; or
11.3.3    to the receiving Party’s directors, officers, employees, agents, accountants, counsel and other advisors and representatives who (a) need to know such information for legitimate business purposes, and (b) have been advised of the confidentiality obligations in this Article 11.
11.4    If a Party receives a subpoena or other compulsory disclosure notice from a governmental authority requesting disclosure of Confidential Information that is subject to the confidentiality provisions of this Article 11, such Party shall promptly provide to the other Party a copy of the notice and an opportunity to seek reasonable protective arrangements. If such appropriate protective arrangements are not obtained, the Party that is required to disclose such information shall furnish, or cause to be furnished, only that portion of such Confidential Information that is legally required to be disclosed and shall use reasonable efforts to ensure that confidential treatment is accorded such information.
ARTICLE 12

GENERAL TERMS
12.1    Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations to be performed by any Subsidiary of such Party under this Agreement.
12.2    Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original, but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) will be as effective as delivery of a manually executed counterpart.
12.3    Entire Agreement. This Agreement, including its Schedules and the provisions of the Separation Agreement referenced in this Agreement, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements, negotiations, discussions, understandings and commitments, written or oral, between the Parties with respect to such subject matter.

Exhibit 10.4

12.4    Force Majeure. Neither Party shall be liable for any failure of or delay in the performance of its obligations under this Agreement for the period that the failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond that Party’s reasonable control. A Party claiming force majeure shall promptly notify the other Party of the occurrence of any such cause and complete the affected performance as soon as practicable.
12.5    Severability. Whenever possible, each provision or portion of a provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. But if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained in this Agreement.
12.6    No Third Party Beneficiaries. Except as otherwise provided in Article 7, nothing in this Agreement, express or implied, is intended to or will confer upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
12.7    Amendments and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment and signed by each Party’s authorized representative.
12.8    Waiver. No failure or delay of a Party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of or abandonment or discontinuance of steps to enforce any such right, power or remedy, will preclude any other or further exercise of such or any other right, power or remedy. Any agreement on the part of a Party to any such waiver will be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.
12.9    Interpretation. Interpretation of this Agreement will be governed by the following rules of construction. (a) Words in the singular will be held to include the plural and vice versa, and words of one gender will be held to include the other gender, as the context requires. (b) References to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement, unless otherwise specified. (c) References to “$” will mean U.S. dollars. (d) The word “including” and words of similar import will mean “including without limitation,” unless otherwise specified. (e) References to “written” or “in writing” include in electronic form. (f) Provisions will apply, when appropriate, to successive events and transactions. (g) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement. (h) The Parties have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or in any interim drafts of this Agreement. (i) A reference to a Person includes such Person’s successors and permitted assigns.
12.10    No Agency. This Agreement is not be deemed or construed to create any partnership, joint venture, principal/agent or any other agency relationship between the Parties.

Exhibit 10.4

12.11    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The successors and permitted assigns of a Party will include any permitted assignee as well as the successors in interest to such permitted assignee, whether by merger or liquidation, including successive mergers or liquidations, or otherwise.
12.12    Survival. The terms and conditions set forth in Section 5.4 (Effect of Termination), Article 7 (Indemnification), Article 9 (Disclaimer of Warranties; Limitation of Damages), Article 11 (Confidentiality), and Article 12 (General Terms), including the related definitions set forth in Article 1, and any other provisions which by their nature are intended to survive termination, shall survive any termination of this Agreement.
12.13    Governing Law and Jurisdiction. This Agreement will be governed by and construed and enforced in accordance with the substantive laws of the State of Ohio, without regard to any conflicts of law rule that would result in the application of the laws of any other jurisdiction. Except as expressly contemplated by another provision of this Agreement, the Parties irrevocably consent and submit to the exclusive jurisdiction of federal and state courts located in Canton, Ohio.
12.14    Notices.
12.14.1    All notices and other communications under this Agreement must be in writing and will be deemed duly given: (a) on the date of delivery if delivered personally, or if by facsimile or electronic transmission, upon written confirmation of receipt by facsimile, e-mail or otherwise; (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices shall be addressed to the parties as provided in Section 12.14.2 and Section 12.14.3. A Party may change its address for notice by written notice given in accordance with the foregoing provisions. Notwithstanding the manner of delivery, whether or not in compliance with the foregoing provisions, any notice, demand or other communication actually received by a Party shall be deemed delivered when so received.
12.14.2     For an initial notice of breach or notice to initiate the dispute resolution process of Section 10.2, the notice shall be directed to the lead member of the Governance Committee for the recipient Party, which initially shall be as follows:
For Licensor:                    For Licensee:
The Timken Company                TimkenSteel Corporation
VP – Communications and Public Relations    Vice President – Communications &
                             Community Relations
Mail Code WHQ-01                Mail Code GNE-14
4500 Mt. Pleasant Street NW            1835 Dueber Avenue SW
North Canton, Ohio 44720            Canton, Ohio 44706

12.14.3    For any other formal notice under this Agreement, including a notice of termination and a notice to initiate mediation or arbitration, the notice shall be directed to the following:

Exhibit 10.4

For Licensor:                    For Licensee:
The Timken Company                TimkenSteel Corporation
Senior VP and General Counsel            Executive VP and General Counsel
Mail Code WHQ-01                Mail Code GNE-15
4500 Mt. Pleasant Street NW            1835 Dueber Avenue SW
North Canton, Ohio 44720            Canton, Ohio 44706

Exhibit 10.4

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement.

THE TIMKEN COMPANY By: /s/ Philip D. Fracassa____________ Name: Philip D. Fracassa Title: Chief Financial Officer	TIMKENSTEEL CORPORATION By: /s/ Christopher J. Holding_________ Name: Christopher J. Holding Title: Executive Vice President and Chief Financial Officer

[Signature Page to Trademark License Agreement]

Exhibit 10.4

SCHEDULE A
LICENSED MARKS

TimkenSteel Mark

Word Mark: TimkenSteel

Design Marks:

Foreign Language Transliterations and Foreign Character Equivalents:

铁姆肯钢材 (TimkenSteel in Chinese characters, version 1 – TieMuKenGangCai)
铁姆肯钢铁 (TimkenSteel in Chinese characters, version 2 – TieMuKenGangTie)

Timken Mark

Word Mark: Timken

Foreign Language Transliterations and Foreign Character Equivalents:

铁姆肯 (Timken in Chinese characters – TieMuKen)
(Timken in Japanese – Katakana characters)
(Timken in Korean)
(Timken in Arabic/Persian)
(Timken in Cyrillic)

Exhibit 10.4

SCHEDULE B
LOGO LOCKUPS

Logo Lockup Version 1 (Vertical Version):

Logo Lockup Version 2 (Horizontal Version):

Exhibit 10.4

SCHEDULE C
STEEL FIELDS OF USE

“Steel Fields of Use” means the following products and services:

“Materials” – Alloy steel (including, without limitation, special bar quality steel, carbon steel, micro alloy steel, high alloy and stainless steel), in ingots, blooms, billets, bars and tubes, which may be heat treated, bored or cold finished.

“Semi-finished Components” – Semi-finished components made from Materials (whether the Materials are of Licensee or third party manufacture). “Semi-finished” means a state of manufacture in which substantive additional manufacturing operations are required to transform the component into a finished component ready for assembly and ultimate use in its intended end application. Examples of components that Licensee currently supplies or contemplates supplying in the future in Semi-finished state include: forgings, cylinders, drilling rods, raised bore drill rods, drill collar blanks, flow ports, swivel joints, stator tubes, blast hole drill pipe, liner hangers, collars, adaptors, tool joints, bushings, whipstock, down-the-hole hammers, constant velocity joints, collars, pins, gears, cylinder liners, green rings, cv joint cages, shafts, axles, clutch races, gun barrels, mortar barrels, bomb bodies, motor housings, and cold drawn products.

Finished Components – The following finished components made from Materials (whether the Materials are of Licensee or third party manufacture):

•	clutch races

•	bushings

•	pins

•	collars

•	hydraulic cylinders

•	raised bore drill rods

•	blast hole drill pipe

•	down-hole and top-hole hammer components, well head components, and down-hole drilling components, but excluding the finished components within the Licensor Business.
Services – The following services performed for a fee:

•
The following value-added services performed on or with respect to Materials of third parties, including such services where the output, after such services have been performed by Licensee, is in the form of Semi-finished Components, but excluding aftermarket services (except as specifically set forth below):

◦	precision machining

◦	heat-treating, including the Advantec process and materials

◦	boring

Exhibit 10.4

◦	honing, skiving, cutting, drilling, broaching, roller burnishing, grinding, precision drilling, trepanning, turning, straightening, deburring, and milling

•	Aftermarket services performed with respect to the Finished Components described above.

•	The following metallurgical services performed on or with respect to Materials of third parties:

o	steel failure analysis

o	metallurgical testing

o	experimental steel heats

o	clean steel modeling

o	steel life testing and modeling for gears

o	steel life testing for bearings

•	Warehousing and inventory services exclusively for products within the Steel Fields of Use

•	Master distribution services exclusively for products within the Steel Fields of Use
For the avoidance of doubt, scrap metal and scrap metal processing services are not within the Steel Fields of Use.

Exhibit 10.4

SCHEDULE D
DOMAIN NAMES

timkensteel.com
timkensteel.com.br
timkensteel.cn
timkensteel.com.cn
timkensteel.hk
timkensteel.co.in
timkensteel.in
timkensteel.com.mx
timkensteel.mx
timkensteel.com.pl
timkensteel.pl
timkensteel.com.sg
timkensteel.sg
timkensteel.co.uk

Exhibit 10.4

SCHEDULE E
OTHER MARKS

铁姆肯特钢 (Timken Special Steel in Chinese characters, version 1 – TieMuKenTeGang)
铁姆肯特种钢 (Timken Special Steel in Chinese characters, version 2 – TieMuKenTeZhongGang)
铁姆肯合金钢 (Timken Alloy Steel in Chinese characters – TieMuKenHeJinGang)

Exhibit 10.4

SCHEDULE F
LICENSOR BUSINESS
Licensor Business means:
(a)     the design, manufacture and/or sale of finished bearings products and finished components for bearings, including tapered roller bearings, precision cylindrical and ball bearings, needle bearings, and spherical and cylindrical roller bearings;
(b)     the design, manufacture and/or sale of finished products and finished components of the category marketed and sold by Timken on or before the Distribution Date for mechanical power transmission applications, including chains, couplings, augers, gear drives and gear boxes, sensors, mechanical seals, and lubrication systems;
(c)     the design, manufacture and/or sale of Aerospace systems and finished products and components of the category marketed and sold by Timken on or before the Distribution Date for Aerospace systems, including transmissions, turbine engine components, gears and rotor-head assemblies and housings, airfoils (such as blades, vanes, rotors and diffusers), and nozzles;
(d)    aftermarket services related to the systems, products and components described in clauses (a), (b) and (c) above marketed and sold by Timken on or before the Distribution Date, including bearing repair, gear drive and gearbox repair, motor rewind/repair, transmission and engine overhaul, as well as component reconditioning and supply of replacement parts and accessory systems; and

(e)     the design, manufacture and/or sale of pumps and motors, other than mud motors.

For avoidance of doubt, the aftermarket services above do not include the aftermarket services defined on Schedule C.